Exhibit 15

Deloitte & Touche LLP
Suite 800 7900 Tysons One Place
McLean, VA 22102
USA www.deloitte.com

July 24, 2024

The Board of Directors and Shareholders of Northrop Grumman Corporation

Northrop Grumman Corporation

2980 Fairview Park Drive

Falls Church, Virginia 22042

We are aware that our reports dated April 24, 2024 and July 24, 2024, on our review of interim financial information of Northrop Grumman Corporation and subsidiaries appearing in Northrop Grumman Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024, respectively, are incorporated by reference in this Registration Statement on Form S-8.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia